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Monster Worldwide, Inc.

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MediaNews Group to Solicit Consents to Elect Seven Highly Qualified Director Candidates to Replace Monster's Existing Board of Directors

Nominees Have the Skills and Experience to Make Significant Improvements at Monster and Maximize Shareholder Value; Collectively, MNG’s Nominees Have Served on 16 Public Company Boards

Nominee Daniel W. Dienst, Former CEO of Martha Stewart Living Omnimedia, Inc., is Prepared to Serve as CEO of Monster if MNG’s Candidates Are Elected to the Board

DENVER, September 30, 2016 -- MediaNews Group Inc. ("MNG"), the largest shareholder of Monster Worldwide, Inc. (NYSE: MWW) (“Monster” or the “Company”), with an ownership interest of 11.6% of Monster's outstanding shares, today announced that it intends to nominate a slate of seven highly qualified candidates to replace Monster’s existing Board of Directors.

MNG also announced today that it has delivered an open letter to Monster’s shareholders, which introduces MNG’s nominees to the Board:

•	Daniel W. Dienst, has been a Director, Chairman and/or Chief Executive Officer of four public companies, including, most recently, Chief Executive of Martha Stewart Living Omnimedia, Inc., and has significant experience in special situations, turnarounds and media businesses, with a track record of creating significant value for shareholders;
•	Joseph Anto, Senior Vice President of Strategy/M&A for MNG, a leading multi-platform news/information company with over $1 billion in annual revenue;
•	Ethan Bloomfield, job board executive and entrepreneur with significant experience growing and managing high-performing sales team;
•	Heath Freeman, President of Alden Global Capital LLC, a $1.6 billion investment firm, and Vice Chairman of MNG
•	Kevin Gregson, experienced corporate governance executive and Americas Leader for Insurance Industry at Towers Willis Watson;
•	Lowell Robinson, former CFO of several prominent media and technology companies including Advo and HotJobs and experienced public board director; and
•	Hon. Gregory Slayton, former U.S. Chief of Mission (defacto Ambassador) to Bermuda, successful technology executive/investor, was an early investor and previously on the advisory boards of Google and Salesforce.com

The full text of the letter follows:

September 30, 2016

Dear Fellow Shareholders:

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MediaNews Group Inc. ("MNG"), currently has an ownership interest of approximately 11.6% of the outstanding shares of Monster Worldwide, Inc. ("Monster" or the "Company"), making us the Company's largest shareholder.

We believe that Monster is deeply undervalued and that, with proper management and board oversight, significant opportunities exist to create substantial value. However, we have significant concerns about the flawed and unorganized sale process that led to the current deal with Randstad, the poor operation of the business that has led to continued destruction of shareholder value, and the fact that the Company was buying back stock at more than $6 per share in Q4 of 2015, only to agree to sell the business for $3.40 per share months later. These issues, in addition to others we have outlined in our previous letters, cause us to have NO confidence in the current board and CEO, as they have proven time and again their inability to make the right strategic and operational decisions to maximize value for shareholders.

As a result, we will be filing today a preliminary consent solicitation statement with the SEC, stating our intention to seek the removal and replacement of the existing seven Monster directors with our slate of highly qualified nominees, who, collectively, have served on 16 public company boards. These nominees have been carefully selected and, as described in detail later in this letter, have a very relevant and diverse set of skills across areas such as finance, sales management, corporate governance, restructuring, technology and operations. Most importantly, if elected, this group of nominees is prepared to ensure that the interests of all shareholders are properly represented and will focus on executing a plan to create significant shareholder value.

Additionally, one of our nominees, Daniel W. Dienst, is a superb candidate to serve as the Company’s CEO and is prepared to serve in that position to execute the much needed turnaround at the Company. We believe that if our slate of nominees is elected, the new Board, subject to its review of the Company and exercise of its fiduciary duties, will appoint Mr. Dienst as CEO. He would initially serve as interim CEO while the new board conducts a search for a full-time CEO, and he would be considered for that position as well. Mr. Dienst is a proven executive with a track record of creating substantial shareholder value in situations that required significant change. His leadership at Martha Stewart Living OmniMedia, Inc. led to a successful sale to Sequential Brands, Inc. in December 2015 and prior to that, from 2008 to 2013, Mr. Dienst served as the Group Chief Executive Officer of Sims Metal Management, Ltd., the world’s largest publicly listed metal and electronics recycler, processing and trading in excess of 15 million tons of metal annually from 270 facilities on five continents. Monster needs new leadership --both at the board and executive level -- to turn around the business and we are confident we have the right solution with our nominees and Daniel W. Dienst as CEO.

We are confident that you will find the team of professionals we are nominating to be extremely well-qualified to serve as directors of Monster and that Mr. Dienst will have an immediate impact on the business if appointed CEO. We will commence our formal solicitation once our solicitation statement passes through SEC review and goes “definitive” which we hope will be within a few weeks. We have provided detailed biographies of each of our nominees below and look forward to engaging with shareholders in the near future to discuss our detailed views on Monster.

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Below are the biographies of MNG's Nominees, as well as links to our previous letters:

Daniel W. Dienst

Mr. Dienst served as a director and the Chief Executive Officer of Martha Stewart Living Omnimedia Inc., a media and merchandising company, from 2013-2015, where he led the turnaround of the famous brand and orchestrated its successful sale in 2015 to Sequential Brands, Inc. for $353 million. Prior to his service at Martha Stewart Living, Mr. Dienst had a distinguished career in the steel and metals industry, having served as the Group Chief Executive Officer of Sims Metal Management, Ltd. from 2008-2013, the world’s largest publicly listed metal and electronics recycler, processing and trading in excess of 15 million tons of metal annually from 270 facilities on five continents. He had previously sold Metal Management, Inc., a company that he founded and served in the capacity of Chief Executive Officer from 2004-2008, to Sims for $1.7 billion in 2008. Mr. Dienst also served as Chairman of the Board and Acting Chief Executive Officer of Metals USA, Inc., one of the nation’s largest steel processors, after its reorganization and until its going private sale to an affiliate of Apollo Management, L.P. in 2004. Mr. Dienst is also experienced in the financial markets, having served as a Managing Director of Corporate and Leveraged Finance at CIBC World Markets Corp., a diversified global financial services firm, from 2000-2004. From 1998-2000, he held various positions within CIBC, including Executive Director of the High Yield and Financial Restructuring Group. Previous to his time at CIBC, he served in various capacities with Jefferies & Company, Inc., a global investment banking firm. Mr. Dienst also recently served from 2014-2015 as a Director of 1st Dibs, Inc., a venture-backed e-commerce business owned by Benchmark Capital, Spark Capital, Index Ventures and Insight Venture Partners. Mr. Dienst holds a B.A. from Washington University in St. Louis. and a J.D. from Brooklyn Law School.

Mr. Dienst’s qualifications as a director include his executive experience as a CEO and director of 4 public companies, his expertise in turnarounds, special situations and corporate transactions and his experience in the media sector.

Joseph Anto

Mr. Anto is currently a Senior Vice President at MediaNews Group, Inc. (d/b/a Digital First Media), the second largest newspaper company in the U.S. by circulation, where he has served since 2013. From 2014-2015, he was Vice President of Business Development for MediaNews Group and also CEO at Jobs in the US, a subsidiary of MediaNews with regionally focused job board sites in New England. From 2013-2014 he was Managing Director at Digital First Ventures, the strategic investing division of MediaNews Group. In 2009 he co-founded RumbaTime, LLC, a fashion brand focused on timepieces and accessories and served as the Company’s CEO until 2012. From 2006-2009 Mr. Anto was a Senior Analyst and Director of Investments at Harbinger Capital Partners, a multi-strategy investment firm, where he managed one of the largest merchant power investment portfolios in the sector, accounting for approximately 30% of the Fund’s assets and completed M&A and debt financing transactions totaling over $4 billion in value. Prior to his time at Harbinger, Mr. Anto was an associate at ABS Capital Partners, a later-stage venture capital firm, and an analyst at First Union Securities in their technology investment banking group. He has previously served on the boards of private merchant power companies Kelson Energy Inc. and Kelson Canada and was also previously on the board at Rumbatime. He has a BBA from Emory University and an MBA from Columbia University.

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Mr. Anto’s qualifications as a director include his expertise as a previous CEO of a job board business, his executive experience, particularly in the media industry, and his expertise in turnarounds and corporate transactions.

Ethan Bloomfield

Mr. Bloomfield is currently the CEO of vitalfew, inc, a consulting and advisory business which he founded in 2015. He also serves on the board of governors for TaTech, a leading industry association which enables the interaction of companies in the recruitment technology space. He has been a member since 2006 and on the board of governors since the first board was elected by the membership. In 2016, he co-founded and is also the current CRO of ConversationDriver, a company that utilizes software to help organizations improve efficiencies is sales outreach. From 2012-2015, he served as the Senior Vice President of Sales and Business Development at recruitment technology company, ZipRecruiter, which he joined in 2012 as the 20th employee and the first in sales. In his role at ZipRecruiter he developed the entire sales organization, which he grew from concept to over 120 reps when he left the company. Previously he was Vice President of Business Development at JobTarget, a company that provides technology to organizations that want to offer their own web-based job boards to their members. While at JobTarget, he was instrumental in launching innovative new products and also led the acquisition of two companies. Mr. Bloomfield holds a B.A. from the University of Massachusetts, Amherst.

Mr. Bloomfield's qualifications as a director include his expertise in recruitment technologies, developed over a career spanning more than twelve years in the space. He is widely recognized as a thought leader in the sector and, in addition to advising or having advised almost 30 companies in the industry, he is a frequent speaker at industry conferences and events.

Heath Freeman

Mr. Freeman is the President, a Founding Member, and Director of Alden Global Capital, LLC, a $1.6 billion New York-based investment firm focused on deep value, catalyst driven investing. He has been with the firm since its founding in 2007, and has been its President since 2014. Mr. Freeman currently serves as Vice Chairman of MediaNews Group, Inc. (d/b/a Digital First Media), the second largest newspaper business in the United States by circulation with over $1 billion of annual revenue, owning newspapers such as The Denver Post, San Jose Mercury News and Orange County Register. He also serves on the compensation committee and leads the strategic review committee for MNG and has served on its board since 2011. Mr. Freeman is a co-founder and serves on the board of SLT Group, Inc. (d/b/a SLT) a private fitness business based out of New York and started in 2011, which recently took in a large growth investment from North Castle Partners, a private equity firm focused on the health and wellness space. Mr. Freeman also co-founded City of Saints Coffee Roasters in 2013, a third wave coffee roaster, wholesaler and retailer based out of Brooklyn, NY. Prior to Alden, from 2006 - 2007, Mr. Freeman worked as an Investment Analyst at New York-based Smith Management, a private investment firm. Prior to that, from 2003 - 2006, Mr. Freeman was an investment banking analyst at Peter J. Solomon Company, a boutique investment bank, working on mergers and acquisitions, restructurings and refinancing assignments. He has previously served on the boards at The Philadelphia Media Network, The Journal Register Company and RDA Holdings, among others. Currently, Mr. Freeman also serves as Chairman of the Advisory Board for Jewish Life at Duke University’s Freeman Center and he also graduated with a BA from Duke University.

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Mr. Freeman’s qualifications as a director include his experience as an investor, investment banker and board member of multiple companies with expertise in finance, compensation, turnarounds, corporate transactions and significantly improving value at underperforming companies.

Kevin Gregson

Mr. Gregson has served as the Americas Leader for the Insurance Industry for Willis Towers Watson plc since 2013. Prior to his role at Willis Towers Watson, Mr. Gregson was a Managing Director at Alvarez and Marsal Holdings, LLC, a financial advisory services company focused primarily on the financial services industry, from 2010-2013. Mr. Gregson has over thirty years of experience in developing and implementing business solutions for global organizations. Prior to joining Alvarez and Marsal, Mr. Gregson served as founder and president of Bridge Pointe, LLC, a Bermuda-based insurance and reinsurance company and advisory services firm that provides innovative insurance solutions for insurers and corporate sponsors. Previously, he was a co-founder and principal of the Gregson Group, a business advisory firm helping companies align business strategies with organizational and human capital strategies. He is currently a director at Fidelity & Guaranty Life, a provider of life insurance and annuity products, where he serves on the audit, compensation and related party transactions committee. Mr. Gregson holds a B.A. from the University of Delaware and has attended the Executive Finance Program at the University of Michigan.

Mr. Gregson’s qualifications as a director include his experience advising companies on complex business and financial issues for thirty years, and his expertise in corporate governance, strategy, and financial/operational performance improvement.

Lowell Robinson

Mr. Robinson is a highly regarded financial and operating executive with thirty years of senior-level strategic, financial, governance, turnaround and M&A experience. He has also been on seven public company boards, and has experience serving as Chairman of the Board as well as Chairman of audit and compensation committees. From 2006-2009, Mr. Robinson was Chief Financial Officer and Chief Operating Officer for Miva, Inc., a digital marketing company, and was instrumental in Miva’s turnaround and subsequent sale. He was previously Senior Executive Vice President and Chief Financial Officer of HotJobs.com, an online job board, where he was responsible for all finance and administrative functions at the company. After bringing the company to profitability a year ahead of expectation, HotJobs was sold to Yahoo! for $500 million, representing a 75% premium to market. Prior to joining HotJobs, Mr. Robinson was Executive Vice President and Chief Financial Officer for PRT Group, a software and IT services company, where he raised $62 million in its initial public offering. In 1994, Mr. Robinson was recruited by the CEO and Warburg Pincus to serve as the Chief Financial Officer of Valassis Communications, Inc. (f/k/a Advo, Inc.), a Fortune 500 company and the largest direct marketing company on the New York Stock Exchange with $2 billion in revenues. Over a three-year period, shareholder value increased 300% due to operational initiatives which he led, in addition to paying out a one- time $10 special dividend. Previously, Mr. Robinson held senior financial positions with Citigroup, Mars, Inc. and Kraft Foods Group, Inc. He is currently on the board at EVINE Live Inc., and has previously served on the board of The Jones Group, Inc., where he chaired the audit and compensation committees, in addition to having served on the boards of five other public companies over the course of his career. Mr. Robinson holds a B.A. from The University of Wisconsin and an M.B.A. in finance from Harvard Business School.

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Mr. Robinson’s qualifications as a director include his C-level executive experience at multiple companies, his experience serving on the boards of seven public companies and his expertise in finance, corporate governance, turnarounds and corporate transactions.

Gregory Slayton

The Hon. Gregory Slayton has served as the Managing Director of Slayton Capital, an international venture capital firm that has been an early investor in some of the most successful companies in Silicon Valley history, since 2002. He was an early investor in Google and Salesforce.com and served on the advisory boards of both companies. From 2005-2009, Mr. Slayton was the United States Chief of Mission (defacto Ambassador) to Bermuda, serving under both the Bush and Obama Administrations. From 2000-2002, he served as Chief Executive Officer of ClickAction Inc., an email marketing services company that was acquired by InfoUSA Inc., and prior to this, he was Chief Executive Officer and Chairman of MySoftware, which merged with ClickAction in 2000. He has also served as Distinguished Visiting Professor at Peking University and as a visiting professor at UIBE Business School, Beijing & Szechuan University, Dartmouth College, Harvard University and the Stanford Graduate School of Business. Mr. Slayton has been featured in the Wall Street Journal, Time and three Harvard Business School case studies. He has lived and worked extensively in Asia, Africa, Europe and Latin America, and was a Fulbright Scholar at the University of the Philippines, where he completed a Masters in Asian Studies with honors. Mr. Slayton holds a B.A. from Dartmouth College and an M.B.A. from Harvard Business School, having graduated from both institutions with honors.

Mr. Slayton’s qualifications as a director include his experience as an investor in technology companies, his executive experience as CEO of multiple companies, his experience serving on the boards of four public companies and his expertise in technology, operations and international markets.

http://www.marketwired.com/press-release/medianews-group-opposes-monster-worldwide-sale-to-randstad-2152095.htm

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http://www.marketwired.com/press-release/medianews-group-reiterates-opposition-to-monster-worldwide-sale-to-randstad-2157376.htm

Sincerely,

MediaNews Group, Inc.

About MediaNews Group, Inc.

MediaNews Group, Inc. (d/b/a Digital First Media) is a leader in local, multiplatform news and information, distinguished by its original content and high quality, diversified portfolio of local media assets. Digital First Media is the second largest newspaper company in the United States by circulation, serving an audience of over 40 million readers on a monthly basis. The Company's portfolio of products includes 67 daily newspapers and 180 non-daily publications. Digital First Media has a leading local news audience share in each of its primary markets and its content monetization platforms serve clients on both a national and local scale.

Investor Contact:

Joe Anto

MediaNews Group

212-634-9642

Michael Fein & Jon Einsidler

Okapi Partners

212-297-0720

info@okapipartners.com

Media Contact:

Alexandra Gambale

Peppercomm

212-931-6170

MediaNews Group, Inc., Joseph Anto, Ethan Bloomfield, Daniel W. Dienst, Heath Freeman, Kevin Gregson, Lowell Robinson and Gregory Slayton (collectively, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive consent statement and accompanying form of consent card to be used in connection with the solicitation of consents from the stockholders of Monster Worldwide, Inc. (the “Company”). All stockholders of the Company are advised to read the definitive consent statement and other documents related to the solicitation of consents by the Participants if and when they become available, as they will contain important information, including additional information related to the Participants. Should the Participants engage in such a solicitation, the consent statement and an accompanying consent card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ or from Okapi Partners at 212-297-0720 or info@okapipartners.com.

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Information about the Participants and a description of their direct or indirect interests by security holdings will be contained in the preliminary consent statement on Schedule 14A to be filed by the Participants with the SEC on September 30, 2016. This document will be available free of charge from the sources indicated above.